Exhibit 21.1


                  SUBSIDIARIES OF CABOT OIL & GAS CORPORATION


Big Sandy Gas Company
Cabot Oil & Gas Marketing Corporation*
Cabot Oil & Gas U.K. Limited
Cabot Petrolem North Sea, Ltd.
Cranberry Pipeline Corporation*
Franklin Brine Treatment Corporation

     * Denotes significant subsidiary.

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